Exhibit 99.2

COMTECH TELECOMMUNICATIONS CORP.
DECLARES $0.275 PER SHARE QUARTERLY CASH DIVIDEND AND
 ANNOUNCES A NEW $50.0 MILLION STOCK REPURCHASE PROGRAM

Melville, New York – December 6, 2012 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that its Board of Directors declared a quarterly cash dividend of $0.275 per share, payable on December 27, 2012, to shareholders of record at the close of business on December 17, 2012. The dividend is the Company’s tenth consecutive quarterly dividend. While future dividends will be subject to Board approval, the Board of Directors is currently targeting annual dividend payments aggregating $1.10 per share.

The Company also announced today that its Board of Directors has authorized a new $50.0 million stock repurchase program. These repurchases may be made in open-market or privately negotiated transactions and may be made pursuant to SEC Rule 10b5-1 trading plans. This program will be effective upon the completion of the Company’s current $250.0 million stock repurchase program, of which $11.3 million remains available for stock repurchases. Together with the new $50.0 million stock repurchase program, the Company is authorized to repurchase up to an additional $61.3 million of its common stock.

"We are confident in the overall strength of our business and its ability to continue to generate the strong cash flows that would enable the Company to continue to return cash to our shareholders both through quarterly dividends and additional stock repurchases," said Fred Kornberg, President and Chief Executive Officer of Comtech.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com

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